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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

1. CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
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OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
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                                               Commission File Number    0-18858
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                              Kaiser Ventures Inc.
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              Exact name of registrant as specified in its charter)


       3633 E. Inland Empire Blvd., Suite 850, Ontario, California 91763
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $0.03
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            (Title of each class of securities covered by this Form)

                                       N/A
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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Please place an X in the box(es) to designate the appropriate rule provisions(s)
relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)     [_]
         Rule 12g-4(a)(1)(ii)  [_]           Rule 12h-3(b)(1)(ii)    [_]
         Rule 12g-4(a)(2)(i)   [_]           Rule 12h-3(b)(2)(i)     [_]
         Rule 12g-4(a)(2)(ii)  [_]           Rule 12h-3(b)(2)(ii)    [_]
                                             Rule 15d-6              [_]

Approximate number of holders of record as of the certification or notice date:
2104 record holders prior to the merger of Kaiser Ventures Inc. into Kaiser
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Ventures LLC, merger effective as of November 30, 2001.
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Pursuant to the requirements of the Securities Exchange Act of 1934 Kaiser
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Ventures LLC, the successor to Kaiser Ventures Inc. pursuant to a merger in
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which Kaiser Ventures LLC was the surviving company, has caused this
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certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    December 6, 2001             BY: Richard E. Stoddard
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                                          President and Chief Executive Officer